Exhibit 10.8

SECONDMENT AGREEMENT

This Secondment Agreement (this “Agreement”) is entered into effective as of August 2, 2010 (the “Effective Date”), among L. E. Simmons & Associates, Incorporated (“SCF”), Forum Energy Technologies, Inc. (the “Company”) and Patrick Connelly (“Mr. Connelly”). SCF, the Company and Mr. Connelly are referred to individually herein as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, SCF employs Mr. Connelly; and

WHEREAS, the Company requires the services of an individual with the knowledge, skills and experience of Mr. Connelly in order to assist with its strategic development and desires for Mr. Connelly to be seconded to it in order to perform strategic development services and serve as its Vice President, Strategic Development, in accordance with the terms set forth below;

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, and in consideration of the premises and mutual covenants contained herein, the Parties agree as follows:

ARTICLE I

TERM; ASSIGNMENT OF MR. CONNELLY TO THE COMPANY

1.1. Secondment Period. Beginning on the Effective Date and continuing through the second anniversary of the Effective Date, (the “Initial Secondment Period”), SCF will assign Mr. Connelly to the Company to provide his services as the Company’s Vice President, Strategic Development, which is an officer-level position with the Company. The Parties may, by mutual written agreement, renew this Agreement beyond the Initial Secondment Period. Notwithstanding the foregoing, this Agreement shall be terminated prior to the expiration of the Initial Secondment Period or any applicable extension period upon the occurrence of any of the following conditions: a) upon mutual agreement of the Parties; b) immediately upon election by a non-breaching Party following a material breach of this Agreement that is not cured by the breaching Party within thirty (30) days after receipt of written notice of such breach; c) immediately upon the termination of Mr. Connelly’s employment with SCF; and d) upon the expiration of a thirty (30) day written notice to terminate this Agreement provided by the Company to SCF or by SCF to the Company.

1.2. Employment by SCF. During the term of this Agreement, Mr. Connelly shall remain an employee of SCF and at no time shall the Company have the right to terminate Mr. Connelly’s employment with SCF. Further, during such time, Mr. Connelly shall remain subject to the terms of employment with SCF as SCF shall establish from time to time, and as apply to Mr. Connelly’s employment with SCF. With respect to Mr. Connelly’s services as Vice President, Strategic Development of the Company, Mr. Connelly shall at all times work solely under the direction, supervision and control of the Company, which shall be ultimately and fully responsible for Mr. Connelly’s assignments with respect to the services performed by Mr. Connelly as the Company’s Vice President, Strategic Development.

1.3. Payroll, Welfare, Pension and Other Benefits.

(a) During the term of this Agreement, all employee benefits, payroll, payroll tax, and insurance obligations with respect to Mr. Connelly shall remain with SCF.

(b) During the term of this Agreement, SCF or its affiliates, as applicable, shall continue to provide to Mr. Connelly all benefits currently provided by SCF or its affiliates to Mr. Connelly, without any increase or decrease in the level of benefits provided except such increases or decreases as are or may be generally applicable to similarly situated employees of SCF. At no time during the term of this Agreement shall Mr. Connelly receive or be eligible to receive any benefits under any employee benefit plans or programs maintained by the Company (“Company Plans”). It is expressly intended that Mr. Connelly is to be excluded from participation in Company Plans.

ARTICLE II

PAYMENT

2.1. Payment. In consideration for SCF’s performance of its obligations set forth in Article I above, the Company shall pay to SCF a fee at the monthly rate of $25,000 (the “Payment”). SCF will invoice the Company on a monthly basis for the Payment, which shall be payable by the 15th of the month following the services for which the invoice pertains.

ARTICLE III

INDEMNIFICATION

3.1. The Company’s Agreement to Indemnify. In consideration for SCF and Mr. Connelly entering into this Agreement, the Company hereby agrees to defend, indemnify and hold harmless, to the fullest extent permitted by law, Mr. Connelly, SCF and each of their respective affiliates, agents, successors and assigns from and against any and all suits, actions, claims, losses, demands, damages, fines, penalties, amounts paid in settlement, liabilities, costs, and expenses of every kind, including reasonable attorneys’ fees, that in any way relate to or result from Mr. Connelly’s service as Vice President, Strategic Development of the Company or any other capacity with the Company or serving at the request of the Company or SCF as a director, officer, employee, agent, trustee, partner, fiduciary or in any other capacity of any other entity owned by, in whole or in part, or otherwise in any way affiliated with the Company including, without limitation, from and against claims involving the negligence, passive, active, or otherwise, of Mr. Connelly or SCF.

3.2. Conduct of Claims. The Party entitled to indemnification under this Article III (the “Indemnified Party”) shall reasonably promptly, after the receipt of notice of any legal action or claim against such Indemnified Party in respect of which indemnification may be sought pursuant to this Article III, notify the Company (the “Indemnifying Party”) of such action or claim. The Indemnifying Party shall not be obligated to indemnify the Indemnified Party with respect to any such action or claim if the Indemnified Party knowingly fails to notify the Indemnifying Party thereof in accordance with the provisions of this Article III, but only to the extent such knowing failure to notify the Indemnifying Party has actually resulted in prejudice or damage to the Indemnifying Party. In case any such action or claim shall be made or brought against the Indemnified Party, the Indemnifying Party may, or if so requested by the Indemnified Party shall, assume the defense thereof with counsel of its selection acceptable to the Indemnified Party and which shall be reasonably competent and experienced to defend the Indemnified Party. In such circumstances, the Indemnified Party shall (a) at no cost or expense to the Indemnified Party cooperate with the Indemnifying Party and provide the Indemnifying Party with such information and assistance as the Indemnifying Party shall reasonably request in connection with such action or claim and (b) at the Company’s expense, have the right to participate and be represented by counsel of its own choice in any such action or with respect to any such claim. If the Indemnifying Party assumes the defense of the relevant claim or action, (i) the Indemnifying Party shall not be liable for any settlement thereof which is made without its consent and (ii) the Indemnifying Party shall control the settlement of such claim or action; provided, however, that the Indemnifying Party shall not conclude any settlement which requires any action or forbearance from action or payment or admission by the Indemnified Party or any of its affiliates without the prior written approval of the Indemnified Party.

3.3. Advancement of Expenses. The Company shall, upon request of an Indemnified Party, advance funds to the Indemnified Party for legal expenses and other costs, including the cost of satisfying any judgment incurred as a result of any action or claim, if (i) the action or claim relates to acts or omissions of the Indemnified Party with respect to the performance of duties or services on behalf of the Company or its affiliates or subsidiaries, and (ii) at the request of the Company, the Indemnified Party sends to the Company a written affirmation of the Indemnified Party’s good faith belief that the Indemnified Party has met the standard of conduct necessary for indemnification by the Company under this Agreement, and further undertakes in writing to repay the advanced funds to the Company if it is ultimately determined the Indemnified Party is not entitled to indemnification under this Agreement.

3.4. Nonexclusivity, Etc. The rights of the Indemnified Parties hereunder shall be in addition to any other rights the Indemnified Parties may have under the Company’s Certificate of Incorporation and Bylaws or other applicable law. To the extent that a change in applicable law (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under the Certificate of Incorporation, Bylaws and this Agreement, it is the intent of the Parties that the Indemnified Party shall enjoy by this Agreement the greater benefits so afforded by such change.

3.5. Insurance. To the extent the Company maintains an insurance policy or policies providing directors’ and officers’ liability insurance, the Indemnified Parties shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any director or officer of the Company.

ARTICLE IV

NOTICES AND AMENDMENT

4.1. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally by hand or by recognized overnight courier, telecopied or mailed (by registered or certified mail, postage prepaid) as follows:

(i)	If to the Company, then to:

Forum Oilfield Technologies, Inc.
8807 W. Sam Houston Parkway North, Suite 200
Houston, Texas 77040
Attention: Chief Executive Officer
Facsimile: (713) 351-7997

(ii)	If to SCF, then to:

600 Travis
6600 Chase Tower
Houston, Texas 77002
Fax: 713.227.7850

(iii)	If to Mr. Connelly, then to:

600 Travis
6600 Chase Tower
Houston, Texas 77002
Fax: 713.227.7850

4.2. Each such notice or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the fax number specified in Section 4.1 (with confirmation of transmission), or (ii) if given by any other means, when delivered at the address specified in Section 4.1. Any Party by notice given in accordance with this Article IV to the other Parties may designate another address (or fax number) or person for receipt of notices hereunder. Notices by a Party may be given by counsel to such Party.

4.3. Any amendment or other modification of this Agreement must be in writing and signed by all the Parties hereto.

ARTICLE V

MISCELLANEOUS

5.1. Governing Law. This Agreement (including, but not limited to, the validity and enforceability hereof) shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to the conflict of laws rules thereof.

5.2. Assignment. This Agreement has been executed in consideration of the Parties involved and therefore may not be assigned or transferred, whether directly or indirectly, or by operation of law, to a third party without the prior written consent of all Parties. This Agreement will be binding on the agreed successors to, or assignees of, the Parties. Any purported assignment or transfer in contravention of this Section 5.2 shall be void and unenforceable.

5.3. Entire Agreement; Amendment; Waiver. This Agreement embodies the entire agreement of the Parties, and supersedes and other agreements or understanding between them whether oral or written, relating to the subject matter herein. No amendment or modification or waiver of a breach of any term or condition of this Agreement shall be valid unless in writing signed by each of the Parties. The failure of any Party to enforce, or the delay by any Party in enforcing, any of his or its rights under this Agreement will not be deemed a continuing waiver or modification of any rights hereunder.

5.4. Corporate Opportunities. Mr. Connelly expressly acknowledges and agrees that, as the Company’s Vice President, Strategic Development, he will owe the Company a duty of loyalty and he will not appropriate or divert any of the Company’s business or business opportunities for the benefit of himself or his affiliates.

5.5. Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to any Party in any circumstance, is said to be unenforceable, invalid or illegal (in whole or in part) for any reason (in any relevant jurisdiction), the remaining terms, provisions, covenants and conditions of this Agreement modified by the deletion of the unenforceable, invalid or illegal portion (in any relevant jurisdiction), will continue in full force and effect, and such unenforceability, invalidity or illegality will not otherwise affect the enforceability, validity or legality of the remaining terms, provisions, covenants and conditions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the Parties as to the subject matter hereof and the deletion of such portion of this Agreement will not substantially impair the respective expectations or reciprocal obligations of the Parties or the practical realization of the benefits that would otherwise be conferred upon the Parties. The Parties will endeavor in good faith negotiations to replace the prohibited or unenforceable provision with a valid provision, the effect of which comes as close as possible to that of the prohibited or unenforceable provision.

5.6. Titles and Headings. Titles and headings of Articles and sections of this Agreement are for convenience only and will not affect the construction of any provision of this Agreement.

5.7. Relationship. Nothing in this Agreement will be construed to make SCF or the Company partners, principals or agents of the other. SCF will not, by reason of this Agreement, have the right, power or authority, express or implied, to bind the Company. The Company will not have any right, power or authority, express or implied, to bind SCF.

5.8. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and no third party may claim any right or enforce any obligation of the Parties hereunder.

5.9. Further Assurances. The Parties agree to execute such additional instruments, agreements and documents, and to take such other actions, as may be necessary to effect the purposes of this Agreement.

5.10. Counterparts. This Agreement may be signed in any number of counterparts, which taken together shall constitute one and the same instrument, and each of which shall be considered an original for all purposes.

(Signature Page Follows)

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

L. E. SIMMONS & ASSOCIATES, INCORPORATED

By:	/s/ Anthony F. DeLuca

Name:	Anthony F. DeLuca

Title:	Managing Director

PATRICK CONNELLY

By:	/s/ Patrick Connelly

FORUM ENERGY TECHNOLOGIES, INC.

By:	/s/ James Harris

Name:	James Harris

Title:	Senior Vice President, Chief
Financial Officer and Secretary